LOAN AGREEMENT

October 11, 2022

THIS LOAN AGREEMENT (the “Agreement”) is entered into as of the 11th day of October, 2022 (the “Effective Date”) by and between CELL MEDX (CANADA) CORP., a corporation organized under the Business Corporations Act (British Columbia), and having an address at Suite 820 – 1130 West Pender Street, Vancouver, BC V6E 4A4 (the “Borrower”) and RICHARD NORMAN JEFFS, an individual with an address at 11750 Fairtide Road, Ladysmith, BC V9G 1K5 (the “Lender”).

Whereas:

A.The Lender advanced to the Borrower a total of CAD$82,500 (the “Cash Advances”) during the period from December 11, 2020, up to and including March 30, 2022, for which advances the Borrower and the Lender had signed individual loan agreements and the Borrower issued separate notes payable accumulating 6% annual interest, compounded monthly (the “Accrued Interest”);

B.The summary of the Cash Advances and the Accrued Interest is detailed in the Schedule “A” attached to this Agreement; and

C.As at the date of this Agreement, the Lender wishes and the Borrower agrees to consolidate all Loan Agreements and associated with these Loan Agreements Notes Payable.

It is agreed that:

1.The Borrower and the Lender confirm the accuracy of the total amount due to the Lender as presented in the Schedule “A”, and agree that the total consolidated amount owed as at October 11, 2022, for Cash Advances and Accrued Interest accrued thereon is CAD$87,876.61 (“Consolidated Principal”);

2.This Agreement replaces all prior loan agreements between the Lender and the Borrower, as listed in the Schedule “A”, and as of October 11, 2022, these loan agreements are considered to be null and void;

3.The Borrower agrees to repay the Consolidated Principal on demand, together with interest calculated and compounded monthly at the rate of 6% per year (the “Interest”) calculated from October 11, 2022 (the “Effective Date”);

4.The Borrower understands that it is liable for repayment of the Consolidated Principal, accrued Interest, and any additional costs that the Lender incurs in trying to collect the amount owed to him under the terms of this Loan Agreement.

5.The Borrower agrees that, upon a default of any payment of the amount owed under the Loan Agreement, the Lender will have full right and title of ownership to the Borrower’s intellectual property being eBalance (microcurrent) Technology, and any and all products developed by the Borrower that are based on the said eBalance (microcurrent) Technology, as well as all eBalance trademarks and certifications the Borrower has acquired.

6.The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Richard N. Jeffs	Cell MedX (Canada) Corp.

Per:	Per:

/s/ Richard N. Jeffs	/s/ Yanika Silina
Richard N. Jeffs	Yanika Silina, Director

PROMISSORY NOTE

Consolidated Principal: CAD$87,876.61	October 11, 2022

FOR VALUE RECEIVED Cell MedX (Canada) Corp., (the “Borrower”) promises to pay on demand to the order of Richard N. Jeffs (the “Lender”) the sum of $87, 876.61 lawful money of Canada (the “Consolidated Principal”) together with the Interest accrued on the Consolidated Principal calculated from October 11, 2022 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 6 per cent per year. Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 6.2% per annum calculated monthly), and is payable together with the Consolidated Principal when the Consolidated Principal is repaid.

As collateral for repayment of Consolidated Principal and the Interest, the Borrower agrees that, upon a default of any payment of the amount owed, the Lender will have full right and title of ownership to the Borrower’s intellectual property being eBalance (microcurrent) Technology, and any and all products developed by the Borrower that are based on the said eBalance (microcurrent) Technology, as well as all eBalance trademarks and certifications the Borrower has acquired.

The Borrower may repay the Consolidated Principal and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonor of this promissory note.

BORROWER

Cell MedX (Canada) Corp.

Per:

/s/ Yanika Silina

Yanika Silina, Director

SCHEDUEL “A”

TO THE LOAN AGREEMENT

Dated October 11, 2022

The following table presents the list of the cash advances that Lender had advanced to the Borrower during the period from December 11, 2022, up to and including March 30, 2022, which were borrowed pursuant to the individual loan agreements and for which the Borrower had issued notes payable. The total of these advances along with the interest accrued thereon are being consolidated into one Loan Agreement and consolidated Note Payable.

Loan Agreement Date	Cash Advance	Accrued Interest	Total due as at October 11, 2022
December 11, 2020	$ 25,000.00	$ 2,898.71	$ 27,898.71
December 23, 2020	7,500.00	853.16	8,353.16
March 30, 2022	50,000.00	1,624.74	51,624.74
Total	$ 82,500.00	$ 5,376361	$ 87,876.61